                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                               January 6, 1997





                              Intermet Corporation
                     -------------------------------------
             (Exact name of registrant as specified in its charter)



         Georgia                   0-13787                    58-1563873
----------------------------    -------------             ------------------
(State or other jurisdiction     (Commission              (I. R .S. Employer
of incorporation)                File Number)             Identification No.)


5445 Corporate Drive, Suite 200, Troy, Michigan  48098
-------------------------------------------------------
(Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code:  (810) 952-2500
                                                     --------------

This report amends the current report on Form 8-K of Intermet Corporation (the "Company") filed on January 6, 1997, relating to the Company's acquisition of Sudbury, Inc. This amendment should be read in conjunction with such filing.

The amendment provides certain historical financial data for Sudbury, Inc. and pro forma financial information for the Company giving effect to the acquisition of Sudbury, Inc.


Item 7.  Financial Statements and Exhibits

         (a)  (1) Sudbury, Inc. - years ended May 31, 1996, 1995 and 1994

                  Statements of Income
                  Balance Sheets
                  Statements of Stockholders' Equity
                  Statements of Cash Flows
                  Notes to Financial Statements
                  Independent Auditors' Report


         (a)  (2) Sudbury, Inc. - Quarter ended August 31, 1996

                  Balance Sheet (Unaudited)
                  Statement of Income (Unaudited)
                  Statement of Cash Flows (Unaudited)
                  Notes to Financial Statements

         (b)      Intermet Corporation

                  Pro forma Condensed Consolidated Balance Sheet at September 30, 1996 (Unaudited) Pro forma Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 1996 (Unaudited) Pro forma Condensed Consolidated Statements of Operations for the year Ended December 31, 1995 (Unaudited) Notes to Pro forma Condensed Consolidated Financial Statements (Unaudited)

         (c)      Exhibit 23.1 Independent Auditors' Consent

(a) (1) FINANCIAL STATEMENTS

                       SUDBURY, INC. AND SUBSIDIARIES


                                                        Year Ended May 31,
                                                  -------------------------------
                                                      1996       1995       1994
                                                  --------   --------   --------
(Dollars in thousands, except per share amounts)

Net sales                                         $302,239   $305,435   $250,644

Costs and expenses:

  Costs of products sold                           253,696    254,472    211,405
  Selling and administrative expenses               25,599     28,333     24,109
  Special charges                                                          5,956
                                                   -------    --------   -------
OPERATING INCOME                                    22,944     22,630      9,174

Interest expense - net                              (1,441)    (2,974)    (3,848)
Gain on sale of subsidiary                           1,511

Settlement of preconfirmation liabilities                                    846
Other income                                         1,095        292        484
                                                  --------   --------   --------
Income before income taxes                          24,109     19,948      6,656
Income tax expense (benefit)                         8,238      6,376       (174)
                                                  --------   --------   --------
NET INCOME                                        $ 15,871   $ 13,572   $  6,830
                                                  ========   ========   ========
Net income per Common share:

  Primary                                         $   1.24   $   1.07   $    .55
                                                  ========   ========   ========
  Fully diluted                                   $   1.23   $   1.07   $    .55
                                                  ========   ========   ========
Average Common shares and share equivalents
outstanding:
Primary                                             12,815     12,651     12,330
                                                  ========   ========   ========
Fully diluted                                       12,883     12,670     12,482
                                                  ========   ========   ========

See notes to consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS

                         SUDBURY, INC. AND SUBSIDIARIES



                                                                   May 31,
                                                              ------------------
(Dollars in thousands)                                            1996      1995
                                                              --------  --------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                   $ 10,645  $  3,548
  Accounts receivable, less allowance
  for doubtful accounts
  (in 1996: $595; in 1995: $498)                                38,299    41,800
  Inventories                                                   18,871    18,124
  Deferred taxes                                                   218     2,554
  Other                                                          3,680     4,722
                                                              --------  --------
TOTAL CURRENT ASSETS                                            71,713    70,748

PROPERTY, PLANT AND EQUIPMENT
Land and land improvements                                       1,421     2,263
Buildings                                                        8,466    17,334
Machinery and equipment                                         66,833    53,580
                                                              --------  --------
                                                                76,720    73,177
Less accumulated depreciation                                   21,247    18,931
                                                              --------  --------
NET PROPERTY, PLANT AND EQUIPMENT                               55,473    54,246

OTHER ASSETS                                                     5,166     4,643
                                                              --------  --------
                                                              $132,352  $129,637
                                                              ========  ========

See notes to consolidated financial statements.

                         SUDBURY, INC. AND SUBSIDIARIES


                                                     May 31,
                                               --------------------
(Dollars in thousands)                             1996       1995
                                               --------   --------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Trade accounts payable                     $ 26,606   $ 25,891
    Accrued compensation and employee benefits    8,018     14,286
    Accrued income taxes                          3,773      4,074
    Other accrued expenses                       10,143     10,057
    Current maturities of long-term debt            282        678
                                               --------   --------
TOTAL CURRENT LIABILITIES                        48,822     54,986

LONG-TERM DEBT                                   10,113     17,978

OTHER LONG-TERM LIABILITIES                      10,805     12,121

STOCKHOLDERS' EQUITY
   Common Stock--par value $0.01 per share;
     authorized 20,000,000 shares; 10,616,361
     (10,289,883 at May 31, 1995) shares
     issued and outstanding                         106        103

   Additional paid-in capital                     3,731     22,076
   Retained earnings                              9,081     23,210
   Minimum pension liability
     adjustment - net                              (306)      (837)
                                               --------   --------
TOTAL STOCKHOLDERS' EQUITY                       62,612     44,552
                                               --------   --------
                                               $132,352   $129,637
                                               ========   ========

See notes to consolidated financial statements.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        SUDBURY, INC. AND SUBSIDIARIES

               For the Years Ended May 31, 1996, 1995 and 1994

(Dollars and shares in thousands)
                                                                                                               Minimum
                                                                         Additional                            Pension
                                                                            Paid-In          Retained        Liability
                                              Amount       Shares           Capital          Earnings       Adjustment
                                              ------       -------       -----------        ----------      -----------
BALANCE AT MAY 31, 1993                         $100       10,000          $13,900           $ 2,808            $ -0-
Net income for 1994                                                                            6,830
Stock options to Chief Executive
  Officer (Note K)                                                           5,547
Exercise of participation certificates
  and stock options                                2          234              680
Tax benefits from exercise  of stock
  options                                                                       97
Adjustment for minimum  pension
  liability - net                                                                                                (554)
                                                 ---       ------           ------           -------            -----
BALANCE AT MAY 31, 1994                          102       10,234           20,224             9,638             (554)
Net income for 1995                                                                           13,572
Exercise of participation  certificates
  and stock options and other - net                1           56              718
Tax benefits from exercise  of stock
  options                                                                      188
Utilization of net operating
  loss carryforwards and recognition
  of deferred tax asset                                                        946
Adjustment for minimum pension                                                                                   (283)
  liability - net                               ----       ------          -------           -------            -----
BALANCE AT MAY 31, 1995                          103       10,290           22,076            23,210             (837)
Net income for 1996                                                                           15,871
Exercise of participation  certificates
  and stock options and other - net                3          326            1,248
Tax benefits from exercise of stock
  options                                                                       91
Utilization of net operating loss
  carryforwards                                                                316
Adjustment for minimum  pension                                                                                   531
  liability - net                               ----       ------          -------           -------            -----
BALANCE AT MAY 31, 1996                         $106       10,616          $23,731           $39,081            $(306)
                                                ====       ======          =======           =======            =====

  See notes to consolidated financial statements.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                        SUDBURY, INC. AND SUBSIDIARIES


                                                         Year Ended May 31,
                                                   -------------------------------
                                                       1996       1995       1994
                                                   --------   --------   --------
(Dollars in thousands, except per share amounts)
OPERATING ACTIVITIES:
Net income                                         $ 15,871   $ 13,572   $  6,830
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation and amortization                         8,995      9,800      8,361
Gain and tax benefit on sale of  subsidiary          (1,657)
Deferred taxes and other                               (713)    (1,339)      (351)
Special charges                                                             5,956

Changes in operating assets and liabilities net
  of effect of disposition
                                                     (4,221)     9,999      1,041
                                                    --------   -------    -------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES                                         18,275     32,032     21,837

INVESTING ACTIVITIES:
Purchases of property, plant and equipment          (22,561)   (16,232)    (6,951)
Proceeds from sale of businesses                     18,576                   666
Proceeds from collection of notes receivable                       470      2,362
Other - net                                             328        230        (17)
                                                   --------   --------   --------
NET CASH USED IN INVESTING ACTIVITIES                (3,657)   (15,532)    (3,940)

FINANCING ACTIVITIES:
Borrowings, refinancings and repayments:
Long-term borrowings                                 55,900    304,861    238,788
Reductions of debt                                  (64,672)  (318,777)  (256,067)
Common stock issued                                   1,251        719        682
                                                   --------   --------   --------
NET CASH USED IN FINANCING ACTIVITIES                (7,521)   (13,197)   (16,597)
                                                   --------   --------   --------
INCREASE IN CASH AND CASH EQUIVALENTS                 7,097      3,303      1,300
Cash and cash equivalents at beginning of period      3,548        245     (1,055)
                                                   --------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD                                           $ 10,645   $  3,548   $    245
                                                   ========   ========   ========


See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE A -- NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS: Sudbury, Inc. and its subsidiaries (the "Company") operates in one business segment - the manufacture of high-quality industrial products. The Company primarily serves the automotive, appliance and construction markets providing iron, aluminum and zinc castings; applications of custom coatings; cranes, truck bodies and related equipment; and precision machined components through its five operating subsidiaries. Over 90% of the Company's sales are made within North America.

CONSOLIDATION: The consolidated financial statements include the accounts of the Company. Significant intercompany balances and transactions have been eliminated.

CASH: The Company considers liquid instruments with initial maturities of 90 days or less at date of purchase to be cash equivalents.

INVENTORIES: Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out method (LIFO) for approximately 68% and 80% of the Company's inventories at May 31, 1996 and 1995, respectively, and by the first-in, first-out (FIFO) method for all other inventories. The FIFO method approximates the current cost.

PROPERTIES AND DEPRECIATION: Property, plant and equipment acquired subsequent to September 1, 1992 are stated at cost. As discussed in Note Q, in conjunction with the emergence from Chapter 11 bankruptcy proceedings, the Company implemented Fresh Start reporting and, accordingly, all property, plant and equipment owned on September 1, 1992 was restated to reflect reorganization value, which approximated fair value in continued use. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets. With minor exceptions straight-line composite rates for depreciation of plant assets are as follows: buildings 20 to 40 years; machinery, equipment and fixtures 10 years. Interest costs of $280,000 and $171,000 were capitalized in fiscal 1996 and 1995, respectively.

ENVIRONMENTAL EXPENDITURES: Environmental expenditures that pertain to current operations or relate to future revenues are expensed or capitalized consistent with the Company's capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations, that do not contribute to current or future revenues, are expensed. Liabilities are recognized for remedial activities when the cleanup is probable and the cost can be reasonably estimated.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE A -- NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES - continued

NET INCOME PER SHARE: For the fiscal years ended May 31, 1996, 1995 and 1994, net income per common share was calculated by dividing net income applicable to common stock by the average number of shares of common stock outstanding and common stock equivalents. Common stock equivalents include shares issuable on the exercise of stock options and Series A and B Participation Certificates, less an amount equal to the number of shares which could be repurchased from proceeds realized by the Company from the exercise of such securities. The Company's Series C Participation Certificates have not been included in the computation of common stock equivalents because such securities were not exercisable as their current trigger price has not been attained.

INCOME TAXES: The Company accounts for income taxes using the liability method. Deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities measured by the enacted tax rates which will be in effect when these differences reverse.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to the 1996 presentation.

NEW ACCOUNTING STANDARDS: In 1995, the Financial Accounting Standards Board issued Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121") and Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 121 requires that, under certain circumstances, long-lived assets be reviewed for impairment and any applicable impairment loss be recognized. SFAS 123 allows accounting for employee stock options under either the fair value or the intrinsic value method. The Company plans to continue to use the intrinsic value method. These statements, which must be adopted by the Company no later than the first quarter of fiscal 1997, are not expected to have a material effect on the financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES

NOTE B -- INVENTORIES

The components of inventories at May 31 are summarized as follows (in thousands):


                                                1996             1995
                                             -------          -------

  Raw materials and supplies                 $ 7,204          $ 7,474
  Work in process                              8,464            7,217
  Finished products                            3,599            3,875
                                             -------          -------
    Total at FIFO                             19,267           18,566
  Less excess of FIFO cost over LIFO values      396              442
                                             -------          -------
                                             $18,871          $18,124
                                             =======          =======



NOTE C -- DISPOSITIONS

On December 29, 1995, the Company completed the sale of its South Coast Terminals, Inc. ("South Coast") subsidiary. Proceeds from the sale of $18,576,000 were used to reduce certain indebtedness of South Coast and the Company. The Company recorded a pretax gain of $1,511,000 ($1,657,000 after income taxes) on the sale of South Coast.

Unaudited pro forma consolidated results of operations of the Company, assuming the sale of South Coast had occurred at June 1, 1995 and 1994, are summarized below (in thousands, except per share amounts):


                                                1996              1995
                                            --------          --------
  Net sales                                  $288,712         $281,951
  Net income                                 $ 13,559         $ 12,352
  Net income per Common share                $   1.05         $    .97

During fiscal 1994 the Company sold one business for net cash proceeds of $666,000.

NOTE D -- CHARGES ASSOCIATED WITH EXECUTIVE EMPLOYMENT AGREEMENT

Recorded in the Company's operating results for the years presented under selling and administrative expenses and special charges are charges recorded in connection with the achievement of contractual performance targets established in the January 1992 Employment Agreement ("1992 Employment Agreement") with Jacques R. Sardas, Chairman, President and Chief Executive Officer of the Company. The 1992 Employment Agreement, confirmed as part of the Company's amended Plan of Reorganization (the "Plan") by the United States Bankruptcy Court included the triggering of the exercisability of certain stock options and the payment of a cash bonus in the event the fair value of the Company attains certain values as determined by an independent investment banking firm.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE D -- CHARGES ASSOCIATED WITH EXECUTIVE EMPLOYMENT AGREEMENT - continued

The original charges associated with the 1992 Employment Agreement occurred in fiscal 1994 with $5,956,000 being recorded as special charges. The special charges include a noncash charge of $4,650,000 which represents the estimated value of 653,595 stock options granted to Mr. Sardas on September 1, 1992, which were exercisable in increments after the fair value of the Company exceeded value targets ranging from $15,000,000 to $35,000,000. The Company determined, and an appraisal by an investment banking firm confirmed in accordance with procedures specified in the 1992 Employment Agreement, that performance targets established in the 1992 Employment Agreement had been met as of February 28, 1994 and therefore the options became exercisable.

The remaining $1,306,000 of the fiscal 1994 special charges represents expense associated with the estimated cash bonus payable to Mr. Sardas at the end of the 1992 Employment Agreement in January 1996. The bonus amount equals 5% of the net fair value of the Company in excess of $35,000,000 at the expiration of the 1992 Employment Agreement and was accrued over the term of the 1992 Employment Agreement. Accruals for the bonus expense subsequent to the initial charge made on February 28, 1994 have been included as part of the Company's selling and administrative expenses. In the third quarter of fiscal 1996, the final determination of the bonus amount was made through an appraisal of the net fair value of the Company as provided by the 1992 Employment Agreement. As a result of this appraisal, an additional accrual of $1,977,000 was made in the third quarter of fiscal 1996 and a bonus payment to Mr. Sardas in the amount of [B$7,250,000 was made. Total expenses related to the contractual bonus, including appraisal costs and employment taxes, which were recorded in selling and administrative expenses, were $2,795,000, $3,407,000 and $80,000 for fiscal 1996, 1995 and the fourth quarter of fiscal 1994, respectively.

NOTE E -- SETTLEMENT OF PRECONFIRMATION LIABILITIES

Two lawsuits which had been pending in United States Bankruptcy Court against the Company and several of its former officers and directors were settled in fiscal 1994. The lawsuits related to events which occurred prior to the Company's entry into and emergence from bankruptcy. Under the Plan, the Company had retained certain indemnification obligations with respect to the defendants who were former officers or former directors of the Company. These obligations were limited to $2,000,000. The lawsuits were settled using $765,000 of funds which had been previously held in escrow, $616,000 of the Company's funds, and funds contributed by co-defendants. The Company also resolved an insurance-related bankruptcy claim in fiscal 1994. As a result of these settlements, the Company recognized an $846,000 benefit as such settlements were for less than the amounts reserved for such claims.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE F -- CONTINGENCIES AND COMMITMENTS

The Company is party to a number of lawsuits and claims arising out of the conduct of its business, including those relating to commercial transactions, product liability and environmental, safety and health matters.

The Company, using historical trends, actuarially calculates the estimated amount of its current exposure for product liability. The Company is insured for amounts in excess of established aggregate annual deductibles which total $2,500,000 and accrues for the estimated liability described above up to the limits of the deductibles. Other claims and lawsuits are handled on a case-by-case basis. Three subsidiaries of the Company are self-insured for health care to an aggregate annual amount of $7,800,000 and workers' compensation up to $400,000 per incident, above which third party insurance applies.

All operating locations acquired by the Company since 1984 operate in a variety of locations where environmental situations could exist based on current or past operations. Certain operating and non-operating subsidiaries of the Company have been named as potentially responsible parties liable for cleanup of known environmental conditions. For known environmental situations, the Company, with the assistance of environmental engineers and consultants, has accrued $4,038,000 to cover estimated future environmental expenditures. The Company has initiated corrective action and/or preventative environmental projects to ensure the safe and lawful operation of its facilities. There could exist, however, more extensive or unknown environmental situations at existing or previously owned businesses for which the future cost is not known or accrued at May 31, 1996.

While the ultimate result of the above contingencies cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the consolidated financial position or results of operations of the Company.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE F -- CONTINGENCIES AND COMMITMENTS - continued

The Company has an employment agreement with Jacques R. Sardas, its Chairman, President and Chief Executive Officer, which extends through January 1998. The agreement provides that if Mr. Sardas' employment is terminated other than for cause, or from Mr. Sardas' death or disability, the Company continues to be obligated to pay Mr. Sardas the fair value of the common stock underlying the 1,764,706 options he was granted under his 1992 Employment Agreement (the "Option Stock"). At Mr. Sardas' election the Company is also obligated to purchase the Option Stock at fair value in five separate approximately semi-annual installments commencing February 7, 1996 through January 13, 1998. Under the employment agreement, fair value is determined based on quoted prices on the principal stock exchange on which the Company's Common Stock is traded. Mr. Sardas generally may delay his right to sell any installment of the Option Stock until the next succeeding purchase date. If at that next succeeding purchase date Mr. Sardas does not tender such shares of Option Stock, the Company's obligation to purchase the Option Stock with respect to such installment will terminate. Mr. Sardas has not exercised his right to have the Company purchase the Option Stock subject to the February 7, 1996 installment date and the Company's obligation with respect such purchase has terminated. The Company is the beneficiary of a key-man life insurance policy on Mr. Sardas' life in the amount of $14,000,000. The proceeds of the policy would be used to fulfill the Company's obligation in the event of Mr. Sardas' death.

At May 31, 1996, the Company has commitments to purchase $3,400,000 in machinery and equipment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE G -- STATEMENTS OF CASH FLOWS INFORMATION


                                                       1996      1995      1994
                                                    -------   -------   -------
(Dollars in thousands, except per share amounts)

Funds provided (used) by changes  in operating
assets and liabilities net of effect of
dispositions are as follows:
Accounts receivable                                 $   540   $(2,528)  $(6,370)
Inventories                                          (1,732)      468     1,261
Prepaid expenses and other                            3,220      (702)    6,502
Trade accounts payable                                 (304)    7,387    (1,161)
Accrued liabilities                                  (5,945)    5,374       809
                                                    -------   -------   -------
                                                    $(4,221)  $ 9,999   $ 1,041
                                                    =======   =======   =======
Cash payments (refunds):
Interest                                            $ 1,116   $ 2,794   $ 3,635
Taxes                                                 6,225     3,711      (154)

NOTE H -- LONG-TERM DEBT

Long-term debt consisted of the following at May 31 (in thousands):




                                                       1996               1995
                                                    -------             -------

   Revolving Line of Credit                                            $ 5,479
   Subordinated Notes                              $ 9,027               8,461
   PIK Notes                                           665                 665
   Industrial Revenue Bonds                                                450
   Real estate mortgage notes                                            2,392
   Other                                               703               1,209
                                                   -------             -------
                                                    10,395              18,656
                                                       282                 678
   Less current maturities                         -------             -------
                                                   $10,113             $17,978
                                                   =======             =======



The Company has a secured $40,000,000 credit facility ("Revolving Line of Credit") which expires on May 30, 1998. The Revolving Line of Credit provides a $40,000,000 revolving credit commitment and an option to convert up to $15,000,000 of the revolving credit commitment to a term loan. The Revolving Line of Credit is secured by substantially all assets of the Company and its
subsidiaries.   The Company's five subsidiaries are guarantors of the Revolving
Line of Credit. Covenants require the Company to maintain certain fixed charge, interest coverage, net worth and leverage ratios.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE H -- LONG-TERM DEBT - continued

As of May 31, 1996, $1,280,000 of the Revolving Line of Credit was utilized to secure the Company's irrevocable letters of credit. These letters of credit were issued primarily for insurance purposes. As of May 31, 1996, the Company had the ability to borrow an additional $38,720,000 under the Revolving Line of Credit. The Revolving Line of Credit bears interest at the prime rate or at the London Interbank Offered Rate ("LIBOR"), plus a marginal rate based on the leverage and fixed charge ratios of the Company ranging from 1/2% to 1 1/2% (.75% at May 31, 1996). The Revolving Line of Credit has unused facility fees of .25% and letter of credit fees equal to the marginal rate on LIBOR loans payable on a quarterly basis.

The Subordinated Notes due September 1, 1997 represent $9,831,000 principal amount of 8 3/5% Senior Subordinated Pay-In-Kind Notes issued in accordance with the Plan on September 1, 1992. Due to the below market interest rate for this type of debt instrument at issuance, a discount of $2,526,000 was recorded against this debt at the time of its issuance, making the effective rate 16%. The discount is being amortized over the five year term of the indebtedness. At May 31, 1996, the unamortized debt discount was $804,000. Interest is payable semi-annually, however, prior to the refinancing of the Company's bank debt in May 1993, the Subordinated Notes provided that interest payments would be made through the issuance of additional promissory notes in the aggregate principal of the amount of interest owed (the "PIK Notes"). The terms and conditions of the PIK Notes are identical to the Subordinated Notes.

The future maturities of long-term debt outstanding at May 31, 1996 for the cal years ending May 31, 2001 are as follows: $10,859,000 in 1998, $21,000 in 1999, $22,000 in 2000 and $15,000 in 2001.


NOTE I -- OTHER LONG-TERM LIABILITIES

Amounts classified under the caption "Other Long-Term Liabilities" at May 31 consist of the following (in thousands):


                                                       1996                1995
                                                    -------             -------

   Environmental reserves                           $ 2,954             $ 3,751
   Accrued pension costs                              3,111               4,175
   Post-retirement benefit obligations                3,238               2,523
   Reserves for self-insurance and other              1,502               1,672
                                                    -------             -------
                                                    $10,805             $12,121
                                                    =======             =======


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE J -- PARTICIPATION CERTIFICATES

Under the provisions of the Plan, as of September 1, 1992, holders of the Company's pre-reorganization Common Stock and Serial Preferred Stock were granted Series A, Series B and Series C Participation Certificates. The Series A Participation Certificates are rights to purchase 619,194 shares of Common Stock and expire on September 1, 1996. The Series B Participation Certificates are rights to purchase 651,784 shares of Common Stock and expire on September 1, 1999. The Series C Participation Certificates are rights to purchase 1,448,410 shares of Common Stock and expire on September 1, 2002. The Participation Certificates are subject to adjustment for changes in the Company's capitalization.

The Series A and B Participation Certificates have increasing exercise prices and are as follows:


                                                      Exercise Price
                                                    ------------------
                                             Series A                Series B
                                             --------                --------
   September 1, 1995 - August 31, 1996        $3.27                   $5.86
   September 1, 1996 - August 31, 1997         N/A                     6.04
   September 1, 1997 - August 31, 1998         N/A                     6.34
   September 1, 1998 - August 31, 1999         N/A                     6.66



The Series C Participation Certificates are not exercisable by their holders until the closing price or the average of the reported closing bid and asked prices of the Common Stock has averaged a price equal to, or in excess of, the specified price per share (the "Trigger Price") for 20 consecutive trading days. Thereafter, the Series C Participation Certificates may be exercised at the option of the holder at any time. The Trigger Price and related exercise price increase each year and are as follows:


                                               Trigger               Exercise
                                                Price                 Price
                                               -------               --------
   September 1, 1995 - August 31, 1996          $10.03                $5.015
   September 1, 1996 - August 31, 1997           10.33                 5.165
   September 1, 1997 - August 31, 1998           10.85                 5.425
   September 1, 1998 - August 31, 1999           11.39                 5.695
   September 1, 1999 - August 31, 2000           11.96                 5.980
   September 1, 2000 - August 31, 2001           12.55                 6.275
   September 1, 2001 - August 31, 2002           13.18                 6.590

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE J -- PARTICIPATION CERTIFICATES  - continued

Participation Certificate activity was as follows:


                                               Series A   Series B  Series C
                                               ---------  --------  ---------

   Outstanding at May 31, 1993                  619,194   651,784   1,448,410
    Exercised                                  (172,300)  (11,632)
                                               --------   -------
   Outstanding at May 31, 1994                  446,894   640,152   1,448,410
    Exercised                                   (33,766)  (20,121
                                               --------   -------
   Outstanding at May 31, 1995                  413,128   620,031   1,448,410
    Exercised                                  (204,796)  (55,182)
                                               --------   -------
   Outstanding at May 31, 1996                  208,332   564,849   1,448,410
                                               ========   =======   =========

NOTE K -- EMPLOYEE STOCK OPTIONS

Pursuant to the terms of the Company's 1992 Employment Agreement with Jacques
R. Sardas, Chairman, President and Chief Executive Officer of the Company, effective September 1, 1992, Mr. Sardas was granted options for 1,764,706 shares of Common Stock. All such options are currently exercisable, have an exercise price of $.01 per share and a term of five years. As of May 31, 1996, none of the 1,764,706 options had been exercised.

In fiscal year 1994, the Company reached an agreement with Mr. Sardas regarding settlement of his claim that under his 1992 Employment Agreement and related stock option agreement the Company was obligated to protect his 15% effective ownership position in the Company's Common Stock from the dilution created as a result of the issuance of the Series A, B and C Participation Certificates under the Plan. Under this agreement, 479,893 stock options were issued to Mr. Sardas to give him the equivalent of 15% of the total common shares reserved for issuance under the Participation Certificates and these options. The option prices range from $3.17 to $5.69 per share. All of these options are currently exercisable. The Company recorded a charge of $897,000 in selling and administrative expense in fiscal 1994 which represents the difference between the option price and the fair value of the Common Stock.

The Company has long-term incentive plans under which employees may be granted stock options. The 1990 Stock Option Plan allowed for the granting of up to 619,195 options for shares of the Company's Common Stock subject to adjustment for changes in the Company's capitalization. These options are intended to qualify as incentive or non-statutory stock options under the Internal Revenue Code. The option price is the fair market value of the shares on the date of the grant and the options are exercisable over periods ranging from one to ten years after grant date. The 1990 Option Plan was terminated in 1995 and options previously granted under this plan remain outstanding up to November 2004.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE K -- EMPLOYEE STOCK OPTIONS - continued

The Company adopted the 1995 Stock Option Plan which allows for the granting of up to 1,000,000 options. The characteristics of the 1995 Option Plan are similar to the 1990 Stock Option Plan. Options may be granted under the 1995 Stock Option Plan through June 2005.

Stock option activity under the 1990 and 1995 Stock Option Plans was as follows:


                                                Shares    Option Prices
                                               ---------  ---------------

   Outstanding at May 31, 1993                 420,000    $1.75 to $3.75
   Granted                                     110,000         $6.875
   Exercised                                   (50,000)        $1.75
   Cancelled                                   (50,000)        $3.75
                                               -------
   Outstanding at May 31, 1994                 430,000   $1.75 to $6.875
   Granted                                     115,000        $6.75
   Exercised                                  (160,000)  $1.75 to $3.75
                                               -------


   Outstanding at May 31, 1995                 385,000   $3.75 to $6.875
   Granted                                     260,000   $7.625 to $8.25
   Exercised                                   (66,500)  $3.75 to $6.875
   Cancelled                                   (20,000)  $6.75 to $6.875
                                               -------
   Outstanding at May 31, 1996                 558,500   $3.75 to $8.25
                                               =======

At May 31, 1996, there were a total of 2,581,432 options execisable by employees under the 1990 and 1995 Stock Option Plans and by Jacques R. Sardas at prices ranging from $.01 to $7.625.

NOTE L -- INCOME TAXES

Components of income tax expense (benefit) are as follows (in thousands):


                                                  1996       1995       1994
                                               -------    -------   --------

   Federal - current                            $5,041    $ 7,436    $ 1,511
     - deferred                                  1,643     (1,600)    (1,511)
   State and local                               1,554        540       (174)
                                                ------    -------    -------
   Total income tax expense (benefit)           $8,238    $ 6,376    $  (174)
                                                ======    =======    =======

The deferred tax expense (benefit) includes $316,000 and $2,113,000 in fiscal 1996 and 1995, respectively, for reductions in the opening valuation allowance due to the future realizability of deferred tax assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE L -- INCOME TAXES - continued

Reconciliations of the total income tax expense (benefit) from amounts computed by applying the U.S. Federal income tax rate of 35% for fiscal 1996 and 1995 and 34% for fiscal 1994 to income before income tax expense are as follows (in thousands):


                                                     1996      1995      1994
                                                  -------   -------   -------

   Computed tax provision at statutory Federal
   rate                                           $ 8,438   $ 6,982   $ 2,263
   Increase (decrease) in taxes resulting from:
   State taxes, net of federal income taxes         1,010       351      (113)
   Effect of temporary differences and reserves     1,117     2,449    (1,241)
   Utilization of net operating loss                 (316)   (3,432)   (1,373)
   Utilization of capital loss                     (2,003)
   Other items                                         (8)       26       290
                                                  -------   -------   -------
                                                  $ 8,238   $ 6,376   $  (174)
                                                  =======   =======   =======

As discussed in Note Q, the Company emerged from bankruptcy effective September 1, 1992. Upon emergence from bankruptcy, the Company experienced a change in ownership for purposes of Section 382 of the Internal Revenue Code. Under
Section 382 an annual limitation of approximately $900,000 is placed upon the utilization of the Company's existing net operating loss carryforwards as of September 1, 1992. The Company has available as of May 31, 1996 for federal income tax purposes, a net operating loss carryforward of approximately $18,932,000 (of which only $10,125,000 can be utilized given the Section 382 limitations) which expires in 2008.

Significant components of the Company's deferred income tax assets and liabilities at May 31 are as follows (in thousands):


                                                               1996      1995
                                                            -------   -------

   Deferred income tax liabilities:
   Book basis of fixed assets in excess of tax basis        $(3,765)  $ (5,189)
   Other                                                     (2,702)    (2,284)
                                                            -------    -------
   Total deferred tax liabilities                            (6,467)    (7,473)
   Deferred income tax assets:
   Net operating loss carryforwards                           3,544      3,859
   Capital loss carryforwards                                            2,003
   Other accruals and reserves                                8,115     11,050
                                                            -------    -------
   Total deferred tax assets                                 11,659     16,912
   Valuation allowance                                       (3,078)    (5,682)
                                                            -------   --------
   Net deferred tax asset                                   $ 2,114  $   3,757
                                                            =======   ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE L -- INCOME TAXES - continued

A valuation allowance is required when it is more likely than not that deferred tax assets will not be realized. At May 31, 1996, the valuation allowance was attributable to $2,599,000 of net operating loss carryforwards limited by the reorganization as previously disclosed (which will be credited to stockholders' equity when recognized), and $479,000 of other accruals and reserves.


NOTE M -- RETIREMENT PLANS

The Company maintains a defined benefit pension plan that covers the union employees of a subsidiary. Benefits are determined by years of service. The Company's policy is to fund at least the minimum amount required by federal regulations. Pension plan assets consist primarily of common stocks, bonds and government obligations.

The following sets forth the funded status and amounts recognized in the consolidated balance sheets at May 31 (in thousands):



                                                               1996      1995
                                                            -------   -------

   Actuarial present value of:
   Vested benefit obligation                                $23,101   $21,723
                                                            =======   =======
   Accumulated and projected benefit obligation             $23,932   $22,544
   Plan assets at fair value                                 20,516    18,259
                                                            -------   -------
   Plan assets less than projected benefits                  (3,416)   (4,285)
   Items not yet recognized:
   Net loss                                                     776     1,398
   Net obligations existing at transition                     1,002     1,160
   Prior service cost                                            31        36
   Additional minimum liability                              (1,504)   (2,484)
                                                            -------   -------
   Net pension liability                                    $(3,111)  $(4,175)
                                                            =======   =======


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE M -- RETIREMENT PLANS - continued

The components of net periodic pension cost for the defined benefit plan are as follows (in thousands):


                                                        1996     1995     1994
                                                      ------   ------   ------

   Service cost                                       $  356    $ 369   $  360
   Interest cost on projected benefit obligation       1,822    1,782    1,728
   Actual return on plan assets                       (3,374)    (822)    (451)
   Net amortization and deferral                       1,838     (684)  (1,002)
                                                      ------   ------   ------
   Net periodic pension cost                          $  642    $ 645   $  635
                                                      ======   ======   ======
   Assumptions for the plan were:
   Discount rate - pension expense                     8.25%      8%      8.25%
   Expected long-term rate of return on assets           9%       9%       9%
   Discount rate - projected benefit obligation        7.75%    8.25%      8%

The cost for defined contribution plans was $1,229,000, $962,000 and $633,000 in fiscal 1996, 1995 and 1994, respectively. The majority of such plans provide for matching of employee contributions and for discretionary contributions. The defined contribution plans cover hourly and salaried employees.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE N -- POST-RETIREMENT MEDICAL PLAN

One of the Company's subsidiaries maintains an unfunded post-retirement welfare plan which provides certain contributory and non-contributory health care and life insurance benefits for employees who retired on or before December 31, 1991 and their dependents. Hourly retirees subsequent to December 31, 1991 are eligible for life insurance coverage upon retirement at age 55 or later with at least five years of service.

The following sets forth the plan's funded status at May 31 (in thousands):


Accumulated post-retirement benefit obligation (APBO):



                                                              1996       1995
                                                           -------   --------
   Retirees                                                $ 9,075   $ 10,220
   Fully eligible active plan participants                     449        420
   Other active plan participants                              315        316
                                                           -------   --------
   Total APBO                                                9,839     10,956

   Unrecognized transition obligation                      (11,205)   (11,894)
   Unrecognized net gain                                     4,604      3,461
                                                           -------   --------
   Accrued balance sheet liability                         $ 3,238   $  2,523
                                                           =======   ========

Net periodic post-retirement benefit cost included the following components (in thousands):


                                                    1996     1995        1994
                                                 -------  -------     -------
   Service cost                                   $   15   $   17    $     16
   Interest cost                                     866    1,035       1,031
   Net amortization and deferral                     511      689         654
                                                  ------   ------    --------
   Total expense                                  $1,392   $1,741    $  1,701
                                                  ======   ======    ========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE N -- POST-RETIREMENT MEDICAL PLAN - continued

The assumed annual rate of increase in the per capita cost of covered health care benefits was 8.5% in 1996 (10.5% in 1995) and the rate is assumed to decrease annually to 5.5% in the year 2000. The assumed annual rate of increase in the per capita cost of covered dental care benefits was 7.0% in 1996 (8.5% in 1995) and the rate is assumed to decrease annually to 5.5% in the year 1998. The per capita health care and dental benefit costs used to compute the APBO were reduced in 1996 to reflect favorable claim experience. A one percentage point increase in the assumed annual cost trend rates would have increased the APBO as of May 31, 1996 by $543,000 and the net periodic post-retirement benefit cost for 1997 by $42,000.

The weighted average annual discount rate used in determining the APBO was 7.75% in 1996 and 8.25% in 1995.


NOTE O -- OPERATING LEASES

Rental expense under operating leases was $3,529,000 in 1996, $3,650,000 in 1995 and $3,406,000 in 1994. Leases are principally for rental of facilities and contain renewal rights to extend the terms from five to fifteen years. At May 31, 1996, future minimum payments under non-cancelable operating leases with initial or remaining terms of more than one year were as follows: 1997 - $2,441,000; 1998 - $2,156,000; 1999 - $1,416,000; 2000 - $1,001,000; 2001 -
$700,000 and $1,085,000 thereafter.


NOTE P -- MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

Net sales to two customers with which the Company has long-standing customer relationships amounted to $42,826,000 and $39,187,000 respectively in 1996, ($46,637,000 and $36,263,000 in 1995 and $34,573,000 and $31,466,000 in 1994).

At May 31, 1996 and 1995, accounts receivable from companies in the automotive and truck industries were approximately 60% and 51%, respectively, of total accounts receivable. Credit is extended based on an evaluation of the customer's financial condition, and generally collateral is not required. Credit losses are provided for in the financial statements and consistently have been within management's expectation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE Q - PROCEEDINGS UNDER CHAPTER 11 AND RESTRUCTURING

On January 10, 1992, the Company filed a petition (relative only to Sudbury, Inc. and not to its subsidiaries) under Chapter 11 of the United States Bankruptcy Code. The Chapter 11 filing was made to implement an agreement in principle which had been reached with the Company's major creditor groups regarding a restructuring plan and the related sales of a substantial number of its business units. The Plan was confirmed by the Bankruptcy Court and the Company was reorganized and adopted Fresh Start reporting effective September 1, 1992.

The Plan implemented a restructuring of the Company by providing for a new amortization schedule for the repayment of the indebtedness owed to its secured lender banks and a significant reduction of the Company's indebtedness to subordinated debtholders and certain other unsecured creditors through the conversion of debt into equity of the restructured Company.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE R -- QUARTERLY FINANCIAL DATA (UNAUDITED)





                                         FIRST     SECOND  THIRD QUARTER     FOURTH
                                       QUARTER    QUARTER                   QUARTER
                                           (In thousands, except share data)
1996:
-----
Net sales                              $71,213    $76,560        $73,428    $81,038
Gross profit                            11,021     13,215         10,557     13,750
Gain on sale of subsidiary - Note C                                1,511
Income before income taxes               4,235      6,424          5,144      8,306
Net income (1)                           2,689      4,080          3,829      5,273
Net income per Common share (2)        $   .21    $   .32        $   .30    $   .41
                                       =======    =======        =======    =======


                                         FIRST     SECOND  THIRD QUARTER     FOURTH
                                       QUARTER    QUARTER                   QUARTER
                                           (In thousands, except share data)
1995:
-----
Net sales                              $67,720    $74,355        $76,247    $87,113
Gross profit                            10,475     12,578         11,740     16,170
Income before income taxes               3,501      5,399          4,747      6,301
Net income (3)                           2,219      3,425          3,015      4,913
Net income per Common share (2)        $   .18    $   .27        $   .24    $   .39
                                       =======    =======        =======    =======


(1) Third quarter net income includes an after tax charge of $1,255,000 for a contractual bonus obligation to the Company's Chairman, President and Chief Executive Officer.

(2) The sum of the quarterly per Common share amounts does not equal the annual amount reported. Common share amounts are computed independently for each quarter and the full year based on respective weighted average Common shares outstanding.

(3) Fourth quarter net income includes an after tax charge of $1,401,000 for a contractual bonus obligation to the Company's Chairman, President and Chief Executive Officer.

REPORT OF INDEPENDENT AUDITORS


STOCKHOLDERS AND BOARD OF DIRECTORS
SUDBURY, INC.

We have audited the accompanying consolidated balance sheets of Sudbury, Inc. and subsidiaries (the "Company") as of May 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sudbury, Inc. and subsidiaries at May 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended May 31, 1996, in conformity with generally accepted accounting principles.




                                                               Ernst & Young LLP









Cleveland, Ohio
July 12, 1996

(A) (2) - FINANCIAL STATEMENTS

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                         SUDBURY, INC. AND SUBSIDIARIES



                                         AUGUST 31,        MAY 31,
                                           1996             1996
                                        (UNAUDITED)       (AUDITED)
                                        -----------        --------

(Dollars in thousands)
CURRENT ASSETS
Cash and cash equivalents                 $  1,996        $ 10,645
Accounts receivable, net of allowance       40,774          38,299
Inventories                                 22,217          18,871
Other                                        3,318           3,898
                                          --------        --------
TOTAL CURRENT ASSETS                        68,305          71,713
PROPERTY, PLANT AND EQUIPMENT
Land and land improvements                   1,430           1,421
Buildings                                    8,503           8,466
Machinery and equipment                     69,998          66,833
                                          --------        --------
                                            79,931          76,720
Less accumulated depreciation               22,999          21,247
                                          --------        --------
NET PROPERTY, PLANT AND EQUIPMENT           56,932          55,473

OTHER ASSETS                                 5,163           5,166
                                          --------        --------
                                          $130,400        $132,352
                                          ========        ========

See notes to condensed consolidated financial statements.

                         SUDBURY, INC. AND SUBSIDIARIES

                      LIABILITIES AND STOCKHOLDERS' EQUITY



                                            AUGUST 31,             MAY 31,
                                              1996                  1996
                                           (UNAUDITED)            (AUDITED)
                                             --------             --------
(Dollars in thousands)
CURRENT LIABILITIES
Trade accounts payable                       $ 22,708             $ 26,606
Accrued compensation and employee benefits      6,769                8,018
Accrued income taxes                            3,228                3,773
Other accrued expenses                          9,994               10,143
Current maturities of long-term debt              288                  282
                                             --------             --------
TOTAL CURRENT LIABILITIES                      42,987               48,822

LONG-TERM DEBT                                 10,192               10,113

OTHER LONG-TERM LIABILITIES                    10,482               10,805
STOCKHOLDERS' EQUITY
Common Stock - par value $0.01 per share;
authorized 20,000,000 shares; 10,931,051
(10,616,361 at May 31, 1996) shares issued
and outstanding                                   109                  106
Additional paid-in capital                     25,081               23,731
Retained earnings                              41,855               39,081
Minimum pension liability adjustment - net       (306)                (306)
                                             --------             --------
TOTAL STOCKHOLDERS' EQUITY                     66,739               62,612
                                             --------             --------
                                             $130,400             $132,352
                                             ========             ========

See notes to condensed consolidated financial statements.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                         SUDBURY, INC. AND SUBSIDIARIES



                                                           THREE MONTHS ENDED
                                                        AUGUST 31,   AUGUST  31,
                                                           1996         1995
(In thousands, except per share amounts)                (UNAUDITED)  (UNAUDITED)
                                                        -----------  -----------

Net sales                                                  $72,078      $71,213
Costs of products sold                                      62,191       60,192
                                                           -------      -------
GROSS PROFIT                                                 9,887       11,021
Selling and administrative expenses                          5,455        6,403
                                                           -------      -------
OPERATING INCOME                                             4,432        4,618
Interest expense-net                                           (61)        (460)
Other income (expense)                                          (3)          77
                                                           -------      -------
Income before income taxes                                   4,368        4,235
Income tax expense                                           1,594        1,546
                                                           -------      -------
NET INCOME                                                 $ 2,774      $ 2,689
                                                           =======      =======
Net income per common share:
Primary                                                    $   .21      $   .21
                                                           =======      =======
Fully diluted                                              $   .21      $   .21
                                                           =======      =======
Average common shares and common share equivalents
outstanding:
Primary                                                     12,999       12,752
                                                           =======      =======
Fully diluted                                               13,136       12,854
                                                           =======      =======

See notes to condensed consolidated financial statements.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                         SUDBURY, INC. AND SUBSIDIARIES


                                                           THREE MONTHS ENDED
                                                        AUGUST 31,   AUGUST 31,
                                                           1996         1995
(Dollars in thousands)                                  (UNAUDITED)  (UNAUDITED)
                                                        -----------  -----------

OPERATING ACTIVITIES:
Net income                                                 $ 2,774      $ 2,689
Items included not affecting cash:
Depreciation and amortization                                1,964        2,387
Other                                                         (209)         230
Changes in operating assets and liabilities                (11,082)      (5,080)
                                                           -------      -------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES         (6,553)         226

INVESTING ACTIVITIES:
Purchases of property, plant and equipment                  (3,225)      (2,457)
Proceeds from sale of property, plant, equipment and
other - net                                                      7          153
                                                           -------      -------

NET CASH USED IN INVESTING ACTIVITIES                       (3,218)      (2,304)

FINANCING ACTIVITIES:
Borrowings, refinancings and repayments:                       200       17,600
Long-term borrowings
Reductions of debt                                            (266)     (19,456)
Common stock issued                                          1,188          472
                                                           -------      -------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES          1,122       (1,384)
                                                           -------      -------
DECREASE IN CASH                                            (8,649)      (3,462)
Cash and cash equivalents at beginning of period            10,645        3,548
                                                           -------      -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                 $ 1,996      $    86
                                                           =======      =======



See notes to condensed consolidated financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the three month period ended August 31, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ending May 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended May 31, 1996.

     Net income per common share was calculated by dividing net income applicable to common stock by the average number of shares of common stock outstanding and common stock equivalents under the treasury stock method. Effective August 30, 1996, the trigger price for the Company's 1,448,410 Series C Participation Certificates was attained and these certificates became exercisable. As the Series C Participation Certificates were triggered on August 30, 1996, the weighted average impact on net income per common share at August 31, 1996 from the inclusion of these securities was not material.

NOTE B - INVENTORIES

     The components of inventories are summarized as follows (in thousands):


                                            AUGUST 31,  MAY 31,
                                              1996       1996
                                            ---------  -------
Raw materials and supplies                    $ 7,207  $ 7,204
Work in process                                10,443    8,464
Finished products                               4,958    3,599
                                            ---------  -------
Total at FIFO                                  22,608   19,267
Less excess of FIFO cost over LIFO values         391      396
                                            ---------  -------
                                              $22,217  $18,871
                                            =========  =======

NOTE C-- CONTINGENCIES

     The Company is party to a number of lawsuits and claims arising out of the conduct of its business, including those relating to commercial transactions, product liability and environmental, safety and health matters.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                         SUDBURY, INC. AND SUBSIDIARIES


NOTE C -- CONTINGENCIES  (continued)

     All operating locations acquired by the Company since 1984 operate in a variety of locations where environmental situations could exist based on current or past operations. Certain operating and non-operating subsidiaries of the Company have been named as potentially responsible parties liable for cleanup of known environmental conditions. For known situations, the Company, with the assistance of environmental engineers and consultants, has accrued amounts to cover estimated future environmental expenditures. The Company has initiated corrective action and/or preventative environmental projects to ensure the safe and lawful operation of its facilities. There could exist, however, more extensive or unknown environmental situations at existing or previously owned businesses for which the future cost is not known or accrued at August 31, 1996.

     While the ultimate result of the above contingencies cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the consolidated financial position, results of operations, or liquidity of the Company.

     The Company has an employment agreement with Jacques R. Sardas, its Chairman, President and Chief Executive Officer, which extends through January 1998. The agreement provides that if Mr. Sardas' employment is terminated other than for cause, or from Mr. Sardas' death or disability, the Company continues to be obligated to pay Mr. Sardas the fair value of the common stock underlying the 1,764,706 options he was granted under his 1992 Employment Agreement ( the "Option Stock"). At Mr. Sardas' election the Company is also obligated to purchase the Option Stock at fair value in five separate approximately semi- annual installments commencing February 7, 1996 through January 13, 1998. Under the employment agreement, fair value is determined based on quoted prices on the principal stock exchange on which the Company's Common Stock is traded. Mr. Sardas generally may delay his right to sell any installment of the Option Stock until the next succeeding purchase date. If at that next succeeding purchase date Mr. Sardas does not tender such shares of Option Stock, the Company's obligation to purchase the Option Stock with respect to such installment will terminate. Mr. Sardas has not exercised his right to have the Company purchase the Option Stock subject to the February 7, 1996 or July 13, 1996 installment dates and the Company's obligation with respect to the February 7, 1996 installment date has terminated. The Company is the beneficiary of a key-man life insurance policy on Mr. Sardas' life in the amount of $14,000,000. The proceeds of the policy would be used to fulfill the Company's obligation in the event of Mr. Sardas' death.

(b)  FINANCIAL STATEMENTS

Intermet Corporation Pro Forma Condensed Consolidated Balance Sheet September 30, 1996 (Unaudited)


                                     Intermet        Sudbury
                                    Historical     Historical     Pro-Forma
                                   Sep. 30, 1996  Aug. 31, 1996  Adjustments   Notes   Pro-Forma
                                   -------------  -------------  ------------  -----  -----------
                                                           (In thousands)
ASSETS
Current assets:
  Cash and cash equivalents           $  34,426       $  1,996     $   8,238     A     $  14,660
                                                                     118,159     A
                                                                    (148,159)    A
  Accounts receivable                    69,858         40,774                           110,632
  Inventories                            30,580         22,217           396     A        53,193
  Other                                   3,929          3,318        10,503     A        17,750
                                      --------------------------------------           ---------
Total current assets                    138,793         68,305       (10,863)            196,235

Property, plant and equipment           348,902         79,931        (1,116)    A       427,717
Less:
  Foreign industrial development
  grants, net of amortization            (5,001)                                          (5,001)
  Accumulated depreciation             (205,097)       (22,999)       22,999     A      (205,097)
                                       -------------------------------------           ---------
Net property plant and equipment        138,804         56,932        21,883             217,619

Goodwill                                                              87,220     A        87,220
Other noncurrent assets                  17,210          5,163        10,295     A        32,668
                                      --------------------------------------          ----------
                                      $ 294,807       $130,400     $ 108,535           $ 533,742
                                      ======================================          ==========

Intermet Corporation Pro Forma Condensed Consolidated Balance Sheet September 30, 1996 (Unaudited)

LIABILITIES AND SHAREHOLDERS EQUITY

                                    Intermet        Sudbury
                                   Historical     Historical     Pro-Forma
                                  Sep. 30, 1996  Aug. 31, 1996  Adjustments  Notes    Pro-Forma
                                  -------------  -------------  -----------  ------  -----------
                                                          (In thousands)
Current liabilities:
  Accounts payable                    $ 32,366       $ 22,708                          $ 55,074
  Iccome taxes                          17,343          3,228                            20,571
  Accrued liabilities                   37,150         16,763     $ 40,188     A         94,101
  Notes payable                            217                                              217
  Long-term debt due in one year         1,881            288                             2,169
                                      ------------------------------------             --------
Total current liabilities               88,957         42,987       40,188              172,132
Noncurrent liabilities:
  Long-term debt due after one
  year                                  31,631         10,192      118,827     A        160,650
  Retirement benefits                   45,572                                           45,572
  Other noncurrent liabilities           2,987         10,482       16,259     A         29,728
                                      ------------------------------------              -------
Total noncurrent liabilities            80,190         20,674      135,086              235,950
Minority interest                        2,837                                            2,837
Shareholders' equity:
  Common stock                           2,513            109         (109)    A          2,513
  Capital in excess of par value        57,029         25,081      (25,081)    A         57,029
  Retained earnings                     62,530         41,855      (41,855)    A         62,530
  Accumulated translation adj.           2,464                                            2,464
  Minimum pension liability adj.        (1,636)          (306)         306     A         (1,636)
  Unearned restricted stock                (77)                                             (77)
                                      ------------------------------------           ----------
Total shareholders' equity             122,823         66,739      (66,739)             122,823
                                      ------------------------------------           ----------
                                      $294,807       $130,400     $108,535             $533,742
                                      ====================================           ==========
Balance check                                -              -            -                    -

Intermet Corporation
Pro Forma Condensed Consolidated Statement of Operations Nine Months Ended September 30, 1996 (Unaudited)


                          Intermet        Sudbury
                         Historical     Historical
                         Nine Months    Nine Months
                            Ended          Ended       Pro-Forma
                        Sep. 30, 1996  Aug. 31, 1996  Adjustments  Notes   Pro-Forma
                        -------------  -------------  -----------  -----  -----------
                                               (In thousands)
Net sales                   $408,219       $226,544                         $634,763

Cost of sales                346,335        192,350     $  1,113     B       539,798
                            ------------------------------------            --------
Gross margin                  61,884         34,194       (1,113)             94,965

SG&A                          15,206         18,375        1,549     C        35,130
                            ------------------------------------            --------
Operating income              46,678         15,819       (2,662)             59,835

Interest expense - net        (1,285)          (536)      (7,783)    D        (9,604)

Extraordinary items                           1,511                            1,511

Other (expense) income           (33)         1,026                              993
                            ------------------------------------            --------
Pretax income                 45,360         17,820      (10,445)             52,735

Income tax                   (18,950)        (5,942)       3,247     E       (21,645)
                            ------------------------------------            --------
Net income                  $ 26,410       $ 11,878     $ (7,198)           $ 31,090
                            ====================================            ========
Earnings per share          $   1.04                                        $   1.22
                            ========                                        ========
Weighted avg. shares          25,472                                          25,472






Intermet Corporation
Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 1995 (Unaudited)


                              Historical     Historical
                                Year           Year
                               Ended          Ended       Pro-Forma
                            Dec. 31, 1995  Nov. 30, 1995  Adjustments  Notes   Pro-Forma
                            -------------  -------------  -----------  -----  -----------

Net sales                   $541,749       $311,133                         $852,882

Cost of sales                457,337        258,987        1,306     B       717,630
                            ------------------------------------            --------
Gross margin                  84,412         52,146       (1,306)            135,252

SG&A                          31,597         28,366        2,065     C        62,028
                            ------------------------------------            --------
Operating income              52,815         23,780       (3,371)             73,224

Interest expense - net        (6,079)        (2,381)     (10,323)    D       (18,783)

Extraordinary items                               -                                -

Other (expense) income        (1,216)           306                             (910)
                            ------------------------------------            --------
Pretax income                 45,520         21,705      (13,694)             53,531

Income tax                   (20,125)        (7,010)       4,224     E       (22,891)

                            ------------------------------------            --------
Net income                  $ 25,395       $ 14,695     $ (9,450)           $ 30,640
                            ====================================            ========
Earnings per share          $   1.02                                        $   1.23
                            ========                                        ========
Weighted avg. shares          24,893                                          24,893





Intermet Corporation
Notes to Pro forma Condensed Consolidated Financial Statements (Unaudited)

I. Basis of presentation

The unaudited pro forma consolidated balance sheet at September 30, 1996 reflects the acquisition of Sudbury, Inc. as if the acquisition occurred on that date.

The unaudited pro forma statement of operations for the nine months ended September 30, 1996 and the year ended December 31, 1995 reflects the above described acquisition as if it had occurred at the beginning of each period presented.

Management believes that the unaudited pro forma consolidated financial statements provide a reasonable basis for presenting all of the significant effects of the completed acquisition and that the pro forma adjustments are properly applied in the unaudited pro forma consolidated statements.

Pro forma operating results presented herein are not necessarily indicative of results of operations in the period following acquisition.

Sudbury, Inc. fiscal year end is May 31. Sudbury, Inc. historical amounts included in the pro forma financial statements are based on Sudbury, Inc. fiscal periods and, as such, include its balance sheet as of August 31, 1996 and its statement of operation for the nine months ended August 31, 1996 and the statement of operations for the 12 months ended November 30, 1995.
Revenues and net income for Sudbury, Inc. for the month of September, 1996 were $26,468,000 and $989,000, respectively.

Intermet Corporation
Notes to Pro forma Condensed Consolidated Financial Statements (continued) (Unaudited)

Pro Forma Adjustments:

A) Adjustments to apply purchase accounting and adjust certain assets to fair value.

                                                            Dr (Cr)
                                                        (in thousands)
      Cash received from participation certificates
      and stock options                                      8,238
      Proceeds from long-term debt                         118,159
      Payment for shares of Sudbury stock and
      acquisition costs                                   (148,159)
      Inventory (LIFO reserve adjustment)                      396
      Deferred taxes and other current assets               10,503
      Property, plant and equipment, net (adjustment        21,883
      to fair market value)
      Goodwill                                              87,220
      Deferred taxes and other non-current assets           10,295
      Accrued liabilities (accrue acquisition costs)       (40,188)
      Long-term debt borrowings                           (118,159)
      Long-term debt, other adjustments                       (668)
      Other non-current liabilities (deferred taxes        (16,259)
      and FAS 106 adjustment)
      Common stock elimination                                 109
      Additional paid-in capital elimination                25,081
      Retained earnings elimination                         41,855
      Minimum pension liability adjustment                    (306)






B) Eliminate amortization of FAS 106 and adjust depreciation for fixed asset adjustment to fair market value
C)   Amortization of the acquisition goodwill
D)   Adjustment to interest expense for debt incurred at acquisition
E)   Impact on provision for income taxes for pro forma adjustments

(C) EXHIBIT 23.1 - CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements of Intermet Corporation (Form S-8 Nos. 33-57665, 33-58354, 33-58352 and 33-59011)
pertaining to 50,000 shares of Intermet Corporation common stock, the Intermet Corporation Directors Stock Option Plan, the Intermet Corporation Key Individual Stock Option Plan and the Intermet Corporation Executive Stock Option and Incentive Award Plan, respectively, of our report dated July 12, 1996 with respect to the consolidated financial statements of Sudbury, Inc. and subsidiaries included in the Current Report (Form 8-K and related 8-K/A) with respect to an event dated December 20, 1996.




/s/ ERNST & YOUNG


Detroit, Michigan
February 21, 1997

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          INTERMET CORPORATION



                                          By: /s/ Doretha J. Christoph
                                              ------------------------
                                                    Doretha J. Christoph
                                                    Vice President- Finance
                                                    and Chief Financial Officer


Dated:  February 24, 1997